Exhibit 99.2
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
As a result of the closing of the Business Combination, the financial statements of Mondee Holdings II, Inc. are now the financial statements of New Mondee. Thus, the following discussion and analysis of our financial condition and results of operations of Mondee Holdings II, Inc. prior to the Business Combination and New Mondee following the completion of the Business Combination should be read together with Mondee Holdings II, Inc.’s consolidated financial statements and the related notes appearing elsewhere in this prospectus. The discussion and analysis should also be read together with the pro forma financial information as of the years ended December 31, 2021 and 2020 included in this prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion includes both historical information and forward-looking statements based upon current expectations that involve risk, uncertainties and assumptions. New Mondee’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors” starting on page 14 and elsewhere in this prospectus. New Mondee’s historical results are not necessarily indicative of the results that may be expected for any period in the future.
Overview
We are a rapid-growth, technology-first travel marketplace with a portfolio of globally recognized brands in the leisure, retail and corporate travel sectors.
New Mondee provides state-of-the art technologies, operating systems and services that modernize travel market transactions to better serve travelers seeking enhanced life-style choices directly or through travel affiliates. These technology-led platforms, combined with our distribution network, access to global travel inventory and its extensive, negotiated travel content, create a modern travel marketplace, that includes financial technology and insurance, marketing technology, and conversational commerce platforms. The Company believes this modern travel marketplace provides enhanced options to the increasingly discerning traveler, on efficient consumer-friendly distribution platforms that support its travel supplier partners in utilizing highly perishable travel inventory.
In addition to the rapid development of a modern travel marketplace, the Company is increasingly focused on expanding its marketplace to the gig economy segment of the travel market. The Company believes gig workers are seeking more flexible, diverse content travel services and that its platform is well suited to serve them.
From its founding, the Company began building a leading international wholesale travel business through acquisitions and deployment of our technology platform. We have continued to enhance our technology, expand our market reach and increase our travel market penetration with a combination of organic and inorganic initiatives and transactions. Most recently we acquired companies with subscription product, expanded hotel and retail consumer services and additional global content.
The successful execution of this combined organic and inorganic acquisition business strategy has enhanced New Mondee’s modern travel marketplace and we believe positions us well for the emerging travel business opportunities.
We generate revenue primarily from sales of airline tickets and other travel products and have begun adding subscription fees with some services. Primarily all of the Company’s revenue today is generated by providing omni-channel travel services that result in airline ticket and ancillary sales. Revenue is received in the form of ticket markup, supplier commission or ticketing or ancillary fees, fintech revenue, as well as incentive payments from airlines, Global Distribution Systems (“GDS”) service providers, and banks and financial institutions, which New Mondee leverages in its payment processing and settlement platforms. The Company fulfills and settles the reservations booked through affiliated travel agents or directly by travelers.
Historically, we have financed our operations primarily through financing activities, however we did not obtain further financing during the six months ended June 30, 2022. We have raised an aggregate of $0.0 million and $3.6 million for the six months ended June 30, 2022 and 2021, respectively. We incurred a net loss of $9.1 million and our operations provided $0.2 million in cash for the six months ended June 30, 2022. We incurred a net loss of $25.4 million, including the impacts of COVID-19, and used $1.8 million in cash from operating activities for the six months ended June 30, 2021. We did not acquire any businesses during the six months ended June 30, 2022.
Impact of COVID-19
The continued global pandemic of novel coronavirus (“COVID-19”) has resulted and will likely continue to result in significant disruptions to the global economy, as well as businesses and capital markets around the world. In response to the pandemic, Governments, healthcare and other organizations around the world have imposed, and may impose in the future, various measures, including but not limited to, voluntary and mandatory quarantines, stay-at-home orders, travel restrictions and advisories, limitations on gatherings of people, reduced operations and extended closures of businesses.
With respect to the Company, since our business and prospects are largely dependent on travel transaction volumes, that have and will continue to be adversely affected by these and other measures to mitigate risk associated with COVID-19, our financial results for the year ended December 31, 2020 were significantly and negatively impacted, with a material decline in total revenues, net income, cash flow from operations and Adjusted EBITDA. Mondee withstood these unprecedented impacts in the form of airline and traveler cancellations, customer chargebacks, and refunds. However, we took measures to mitigate or control risks associated with COVID-19 and reduce costs and manage cashflow. In particular, we (a) renegotiated certain terms and conditions of our loans with our lenders to defer interest payments and thereby managed our cash; (b) raised additional capital through external borrowings; (c) restructured accounts payable to accommodate a longer time horizon for payment; and (d) invested in and developed our platform to increase operating efficiencies and to reduce labor expenses. Our financial results for the six months ended June 30, 2022 improved from the negatively impacted fiscal 2020 as the travel industry began to rebound. Revenues for the six months ended June 30, 2022 was $43.3 million higher than the six months ended June 30, 2021 as vaccination rates increased and COVID-19 travel restrictions began to lift around the world.
During 2020, Mondee also applied for and received a loan of $4.3 million from the U.S. Small Business Administration Paycheck Protection Program (“PPP”), all of which was forgiven in August 2021. Mondee and Rocketrip each applied for second tranches of the PPP in January 2021 and received, in aggregate $3.6 million. In November 2021, Rocketrip’s second tranche of $1.6 million was forgiven. In May 2022, Mondee’s second tranche of $2.0 million was forgiven.
A global travel recovery began during the second half of 2021 and is generally continuing into 2022, based somewhat on the development, rapid approval and more widespread use of many COVID-19 vaccines. Nevertheless, notwithstanding widespread vaccine distribution across the world, new variants of COVID-19, such as the Delta and Omicron variants have been identified in the second half of 2021 and early 2022, impacting the pace of the nascent recovery. Accordingly, there remains uncertainty and volatility around the path to full economic and travel recovery from the COVID-19 pandemic due to deployment and adoption of vaccines globally, changing travel restrictions, as well as the potential impact of the new variants of COVID-19. As a result, we are unable to predict accurately the impact that the COVID-19 pandemic will have on the pace of recovery of our business going forward.
See “Risk Factors” for further discussion of the possible impact of COVID-19 on our business.
Business Combination and Public Company Costs
On December 20, 2021, Mondee signed a Business Combination Agreement (“BCA”) with ITHAX Acquisition Corp (“ITHAX”), Ithax Merger Sub I, LLC (“First Merger Sub”), a Delaware limited liability company and wholly owned subsidiary of ITHAX, Ithax Merger Sub II (“Second Merger Sub”), LLC a Delaware limited liability company and wholly owned subsidiary of ITHAX. On July 18, 2022, First Merger Sub merged with and into Mondee, with Mondee surviving such merger as a wholly owned subsidiary of New Mondee (the “First Merger”), and at the time the First Merger became effective, immediately following the First Merger, Mondee merged with and into Second Merger Sub, with Second Merger Sub surviving such merger as a wholly owned subsidiary of New Mondee (“the Second Merger”).
The Business Combination was accounted for as a reverse recapitalization. Under this method of accounting, ITHAX was treated as the acquired company for financial statement reporting purposes. Upon consummation of the First Merger, Second Merger, and the PIPE Financing, the most significant change in the Company’s future reported financial position and results was an estimated increase in cash (as compared to Mondee’s condensed consolidated balance sheet at June 30, 2022) of $8.3 million.
The sale of New Mondee securities in the public market, including sales pursuant to this prospectus, or the perception that such sales could occur, could harm the prevailing market price of such securities. These sales, or the possibility that such sales could occur, also might make it more difficult for the Company to sell equity securities in the future at a time and at a price that it deems appropriate. Resales of the Company’s securities may cause the market price of such securities to drop significantly, even if the Company’s business is doing well. Prasad Gundumogula controls 83.1% of outstanding shares, and upon expiration of certain lock-up restrictions entered into in connection with the Business Combination that will expire six months following the Business Combination will be able to sell any or all of such shares for so long as the registration statement of which this prospectus forms a part is available for use. Sale of a significant number of these securities in the public market, or the perception that such sales could occur, could reduce the market price of securities.
Factors affecting our performance
The COVID-19 pandemic has had, and may continue to have, a material impact on the expansion of the global gig economy and remote worker populations, which could provide a material business leverage opportunity for New Mondee with commensurate operating and revenue performance results.
The COVID-19 pandemic caused a fundamental and potentially permanent shift of business practices globally to the adoption of remote and virtual work environments. This, among other generational factors, rapidly increased the proliferation of the global gig economy, creating larger fragmented pools of remote, part- time and home-based gig workers. In many industries, and especially in travel, this has created a significant market white space for remote and home-based business solutions which are largely technology enabled. We believe New Mondee’s micro-services and self-service modern technology platforms and operating systems, combined with its affiliate and travel agent market segment focus, extensive high-value content access and consumer-friendly apps, give us a material early-to-market advantage in this market white space. This may provide us with significant market growth and penetration opportunities for an unpredictable period of time, which could result in a potentially material increase in transactions. Since our financial results and prospects are largely dependent on these transaction volumes we may see a commensurate positive impact on our operating and financial performance.
The COVID-19 pandemic has had, and may continue to have, a material adverse impact on the travel industry, which could materially affect our business, liquidity, financial condition and operating results.
The COVID-19 pandemic and the resulting economic conditions and government orders forced many of our travel suppliers, including airlines and hotels, to pursue cost reduction measures and seek financing, including government financing and support, in order to reduce financial distress and continue operating, and to curtail drastically their service offerings. In addition, the COVID-19 pandemic resulted in a material decrease in business and consumer spending and an unprecedented decline in transaction volumes in the global travel industry. Our financial results are largely dependent on these transaction volumes. As a result, our financial results for the six months ended June 30, 2022 and 2021, and the years ended December 31, 2021 and 2020 were impacted in total revenues, net income, cash flow from operations and Adjusted EBITDA, as compared to 2019. Financial results began to improve in 2021 and continued to trend upward through the first six months ended June 30, 2022.
Our liquidity and ongoing access to capital could be materially and negatively affected by the impacts of the COVID-19 pandemic.
We have incurred negative cash flows from operating activities and significant losses from operations in the past as reflected in our accumulated deficit of $190 million and $199 million as of December 31, 2021 and June 30, 2022, respectively. We believe that the cash on hand, cash generated from operating activities, available line of credit, additional investments obtained through the Business Combination, including the $70,000 PIPE investments, cash held by ITHAX of $157, and $8,351 net of redemptions; as well as the proceeds from the exercise of warrants, given that the current trading price of the Class A common stock is above the exercise price, will satisfy the Company’s working capital and capital requirements for at least the next twelve months. Our future capital requirements, however, will depend on many factors, including on-going effects of the COVID-19 pandemic, consolidation of the travel industry, changes in the general market conditions for travel services, and future business combinations. We may in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights. From time to time, we may seek to raise additional funds through equity and debt. If we are unable to raise additional capital when desired and on reasonable terms, our business, results of operations, and financial condition could be adversely affected.
Our continued access to sources of liquidity depends on multiple factors, including global economic conditions, the condition of global financial markets, the availability of sufficient amounts of financing and our operating performance. Since the COVID-19 pandemic, there has been increased volatility in the financial and securities markets, which has generally made access to capital less certain and has increased the cost of obtaining new capital. However, there is no guarantee that we will not need to obtain debt financing in the future to fund our operations, or that such debt financing will be available in the future, or that it will be available on commercially reasonable terms, in which case we may need to seek other sources of funding.
Adverse changes in general market conditions for travel services, including the effects of macroeconomic conditions, terrorist attacks, natural disasters, health concerns, civil or political unrest or other events outside our control could materially affect our business, liquidity, financial condition and operating results.
Our revenue is derived from the global travel industry and would be significantly impacted by declines in, or disruptions to, travel activity, particularly air travel. Global factors over which we have no control but which could impact our clients’ willingness to travel and, depending on the scope and duration, cause a significant decline in travel volumes include, among other things:
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widespread health concerns, epidemics or pandemics, such as the COVID-19 pandemic, the Zika virus, H1N1 influenza, the Ebola virus, avian flu, SARS or any other serious contagious diseases;

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global security concerns caused by terrorist attacks, the threat of terrorist attacks, or the precautions taken in anticipation of such attacks, including elevated threat warnings or selective cancellation or redirection of travel;

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cyber-terrorism, political unrest, the outbreak of hostilities or escalation or worsening of existing hostilities or war;

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natural disasters or severe weather conditions, such as hurricanes, flooding and earthquakes;

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climate change-related impact to travel destinations, such as extreme weather, natural disasters and disruptions, and actions taken by governments, businesses and supplier partners to combat climate change;

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the occurrence of travel-related accidents or the grounding of aircraft due to safety concerns; and

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adverse changes in visa and immigration policies or the imposition of travel restrictions or more restrictive security procedures.

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Any decrease in demand for consumer or business travel could materially and adversely affect our business, financial condition and results of operations.

Our operating results are impacted by our ability to manage costs and expenses while achieving a balance between making appropriate investments to grow revenue while driving increased profitability.
Cost and expense management will have a direct impact on our financial performance. New Mondee may look to drive revenue growth through investments in marketing, technology, and acquisitions to increase its net revenue, product offerings, revenue per transaction, and ultimately market share. These investments will need to be weighed against creating a more cost-efficient business to reduce operating expenses as a percentage of revenue.

To address the adverse impact of the COVID-19 pandemic, management have taken specific actions including, renegotiating certain terms and conditions of our loans with our lenders to defer interest payments and thereby manage our cash; raising additional capital through external borrowings; restructuring accounts payable to accommodate a longer time horizon for payment; as well as investing in and developing our platform to increase operating efficiencies and to reduce labor expenses.
While there is current evidence of the travel market transactions recovering, management will continue to monitor impacts on travel transaction volumes of the COVID-19 virus and future variants on a real-time basis and will update and immediately enact initiatives to scale the business infrastructure and operating expenses up or down as appropriate to ensure optimal earnings and cash flows in future periods. In addition, management will coordinate with suppliers, operating partners and its financial partners to attempt to arrange adequate capital to withstand potential COVID-19 induced volume variability.
Use of Transaction Volumes
Transaction volume represents the gross value of transactions handled by our platform between a third party seller or service provider and the ultimate customer. We generate revenue from service fees earned on these transactions and, accordingly our revenue increases or decreases based on the increase or decrease in either or both the number or value of transactions we process. Revenue will increase as a result of an increase in the number of customers using New Mondee’s platform and/or as a result of an increase in service fees from higher value services offered on the platform. As an example of one of these two factors, while transaction volume was flat from 2020 to 2021, revenue increased from $66.0 million to $93.0 million as a result of an increase in transaction value, driven by our development of new revenue streams such as fintech revenue as well as the addition of subscription based and other ancillary revenues. Management considers that transaction volume has a strong correlation to the opportunity to realize revenue and is therefore a useful unit of measurement for investors.
Comparability of Financial Information
The Company’s results of operations and statements of assets and liabilities may not be comparable between year 2020 and 2021 as a result of the Business Combination.
Lastly, the 2020 and 2021 annual financial results were more severely impacted by the COVID-19 pandemic, an event that occurred out of the ordinary course of business, in comparison with the financial results during the first six months of 2022. The travel industry began to recover during 2021 as vaccination rates increased, infection rates decreased, and restrictions began to lift, and continues to trend upwards towards pre-pandemic travel activity during the first six months of 2022.
Non-GAAP Financial Measures
In addition to our financial results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operating performance. We use the Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial measure, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook.
We consider Adjusted EBITDA and Unlevered Free Cash Flow to be important non-GAAP financial measures because they illustrate underlying trends in our business and our historical operating performance on a more consistent basis. We believe that the use of Adjusted EBITDA and Unlevered Free Cash Flow are helpful to our investors in assessing the health of our business and our operating performance.
However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for the non-GAAP financial measures to the most directly comparable financial measures stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.
Adjusted EBITDA and Unlevered Free Cash Flow
Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance, while management believes Unlevered Free Cash Flow is relevant to investors as it provides a measure of cash generated internally that is available for debt service and to fund inorganic growth or acquisitions. Management believes that these measures provide useful information to investors regarding the Company’s operating performance. The Company believes that these measures are used by many investors, analysts and rating agencies as a measure of performance. By reporting these measures, the Company provides a basis for comparison of our business operations between current, past and future periods by excluding items that the Company does not believe are indicative of our core operating performance. Financial measures that are non-GAAP should not be considered as alternatives to operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance, or cash flows as measures of liquidity. These measures have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.
Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes. We define Adjusted EBITDA as net loss before depreciation and amortization, provision for income taxes, interest expense (net), other income net, stock-based compensation, and gain on forgiveness of PPP loans.
Unlevered Free Cash Flow is defined as cash used in operating activities less capital expenditures plus cash paid for interest.
The following table reconciles net loss to Adjusted EBITDA for the three and six months ended June 30, 2022 and 2021, and the years ended December 31, 2021 and 2020, respectively:
	Three Months Ended June 30,		Six Months Ended June 30,		Years Ended December 31,
	2022	2021	2022	2021	2021	2020
	($ in thousands)
Net loss	$(2,113)	$(13,078)	$(9,104)	$(25,429)	$(38,905)	$(41,734)
Interest expense, (net)	6,467	5,685	12,569	11,110	23,178	19,902
Stock-based compensation expense	81	3,771	161	3,771	3,936	15
Depreciation and amortization	2,769	3,305	5,586	6,520	12,861	11,414
Provision for income taxes	236	55	290	120	323	(14,042)
Gain on forgiveness of PPP loans	(2,009)	—	(2,009)	—	(5,868)	—
Other expense (income), net	(915)	26	(764)	35	(980)	17
Adjusted EBITDA	$4,516	$(236)	$6,729	$(3,873)	$(5,455)	$(24,428)
Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures. In evaluating Adjusted EBITDA, you should be aware that in the future we may not incur expenses similar to the adjustments in this presentation. Lastly, Adjusted EBITDA can obfuscate the one- time impacts of events that happen out of the ordinary course of business, such as the COVID-19 impact on 2021’s Adjusted EBITDA.

We believe the presentation of Unlevered Free Cash Flow is relevant and useful for investors because it makes it easier to compare our results with the results of other companies that have different financing and capital structures. Unlevered Free Cash Flow is the gross free cash flow from operations that the company can use to expand operations, pay debt holders, or pay equity and other stakeholders.
Unlevered Free Cash Flow has the same limitations as Adjusted EBITDA, in that it does not consider the capital structure of the company.
The following table reconciles net cash used in operating activities to Unlevered Free Cash Flows for the three and six months ended June 30, 2022 and 2021, and for the years ended December 31, 2021 and 2020, respectively:
	Three Months Ended June 30,		Six Months Ended June 30,		Years Ended December 31,
	2022	2021	2022	2021	2021	2020
	($ in thousands)
Net cash provided by (used in) operating activities	$(3,254)	$219	$164	$(1,810)	$(15,673)	$(3,662)
Capital expenditures	(1,754)	(902)	(3,472)	(2,089)	(4,022)	(4,061)
Cash paid for interest	90	51	94	102	6,740	316
Unlevered free cash flow	$(4,915)	$(632)	$(3,214)	$(3,797)	$(12,955)	$(7,407)
Basis of presentation
Mondee currently conducts its business through two operating segments, namely Travel Marketplace (transactional business serving the end travelers directly or through travel affiliates) and SAAS Platform. Substantially, all our long-lived assets are maintained in, and our losses are attributable to, the United States of America. See Note 1 and 14 in the accompanying audited consolidated financial statements for the years ended December 31, 2021 and 2020 for more information on basis of presentation and operating segments, respectively.
Components of results of operation
Revenues, net
The company currently has four material revenue streams: transactional revenue, incentive revenue, Fin- Tech program revenue, and subscription services revenue.
We generate transactional revenue primarily by airline ticket sales which includes mark-up fees as well as commissions from the sale of ancillary products such as travel insurance, seats, and bags. The Company also derives transactional revenue from hotel and rental car commission. The Company generates backend incentives from airlines for achieving volume targets. The Company also generates booking incentives from the three separate global distribution systems (“GDS”) service providers and supplier direct systems, who host the airlines’ inventory that New Mondee uses to sell to New Mondee’s marketplace. New Mondee earns incentives from Fin-Tech programs held with banks and financial institutions, which New Mondee leverages in its payment processing and settlement platforms. The Fin-Tech programs include a wide array of payment options, such as credit cards, wallets, and alternate payment methods; and next generation fraud protection tools. In most cases, revenue is recognized at the time of booking, as the Company is in an agent position and thus not responsible for the delivery of travel and has no significant obligations following the sale.

Revenue by Segments
	Three Months Ended June 30,		Six Months Ended June 30,		Years Ended December 31,
	2022	2021	2022	2021	2021	2020
	($ in thousands)
Travel Marketplace	$42,397	$23,467	$79,758	$36,617	$92,038	$65,057
Subscription Based Platform	253	90	545	434	1,156	739
Total revenue	$42,650	$23,557	$80,303	$37,051	$93,194	$65,796
New Mondee’s corporate platform, Rocketrip, is a corporate enterprise travel solution that helps companies save on travel costs by empowering and rewarding employees of large companies to make cost-saving decisions. Rocketrip charges an annual Software-as-a-Service (“SaaS”) fee to generate real-time Prices-to- Beat for its customers’ travelers, as well as to implement and manage a rewards program for travelers whose travel expense is below the Price-to-Beat. Although collected upfront, Rocketrip recognizes the SaaS fee over the course of that contract year.
See “— Critical Accounting Policies and Estimates — Revenue Recognition” for a more detailed discussion of our revenue recognition policy
Sales and Other Expenses
Sales and other expenses are generally variable in nature and consist primarily of: (1) credit cards and other payment processing fees associated with merchant transactions; (2) fees paid to third parties that provide call center, website content translations, fraud protection services, and other services; (3) offshore customer support and (4) customer chargeback provisions.
Marketing expenses
We rely on marketing channels to generate a significant amount of traffic to our websites. Marketing expenses consist primarily of the costs of: (1) advertising, including digital and physical advertising and (2) affiliate marketing programs. We intend to continue to make significant investments in our marketing organization to drive additional revenue, further penetrate the market and expand our global customer base. As a result, we expect our marketing expenses to increase in absolute dollars as we expect to invest in growing and training our sales force and broadening our brand awareness.
General and Administrative
General and administrative expenses consist primarily of: (1) occupancy and office expenses; (2) fees for outside professionals, including legal and accounting services; (3) audit and tax fees; and (4) other miscellaneous expenses. We expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and stock exchange listing standards, additional insurance expenses (including directors’ and officers’ insurance), investor relations activities and other administrative and professional services. We also expect to increase the size of general and administrative functions to support the growth of our business. However, we anticipate general and administrative expenses to decrease as a percentage of revenue over the long term.
Personnel Expenses
Personnel expenses consist of compensation to our personnel, including salaries, bonuses, payroll taxes, and employee health and other benefits. We expect to incur additional personnel expenses as a result of operating as a public company, including expanding head count through organic growth as well as increasing headcount through business combinations. However, we anticipate personnel expenses to decrease as a percentage of revenue over the long term.

Information Technology
Information technology expenses consist primarily of: (1) software license and system maintenance fees; (2) outsourced data center and web hosting costs; (3) payments to contractors; and (4) data communications and other expenses associated with operating the Company’s services. We expect to incur additional information technology expenses as a result of operating as a public company, including expanding our operations through growth of our online booking platform and hosting fees. We also expect to increase the size of information technology expenses to support the growth of our business. However, we anticipate information technology expenses to decrease as a percentage of revenue over the long term.
Depreciation and Amortization
Depreciation and amortization expenses consist of: (1) amortization of intangible assets with determinable lives; (2) depreciation of computer equipment; (3) amortization of internally developed and purchased software; and (4) depreciation of furniture and office equipment. We expect to incur additional depreciation and amortization expenses as a result of operating as a public company, including expanding our operations through capital expenditures and purchases of long-lived assets, as well as potential impacts of a continued mergers and acquisitions strategy. However, we anticipate depreciation and amortization expenses to decrease as a percentage of revenue over the long term.
Other income (Expense)
Other income (expense) consists primarily of: (1) interest income; (2) interest expense; and (3) other interest and expense. Interest expense relates to interest on loans and amortization of debt issuance costs. We record interest income from our related party loan. Other expenses include realized gains and losses on foreign currency exchange.
Benefit from (Provision for) Income Taxes
The company is subject to payment of federal and state income taxes in the U.S. and other forms of income taxes in other jurisdictions. Consequently, the company determines its consolidated provision for income taxes based on tax obligations incurred using the asset and liability method. Under this method, deferred tax assets and liabilities are calculated based upon the temporary differences between the condensed consolidated financial statement and income tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, the company believes it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods.
The company evaluates uncertain tax positions to determine if it is more likely than not that they would be sustained upon examination. The company records a liability when such uncertainties fail to meet the more likely than not threshold.
A U.S. shareholder is subject to current tax on “global intangible low-taxed income” (“GILTI”) of its controlled foreign corporations (“CFCs”). The Company is subject to tax under GILTI provisions and includes its CFCs income in its U.S. income tax provision in the period the CFCs earn the income.
Results of Operations
Comparison of Three and Six Months Ended June 30, 2022 and 2021
We have derived this data from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. This information should be read in conjunction with our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period. The following tables set forth our unaudited condensed consolidated statement of operations as well as other financial data management considers meaningful for 2022 and 2021:

	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
	($ in thousands)
Revenues, net	$42,650	$23,557	$19,093	81%	$80,303	$37,051	$43,252	117%
Operating expenses:
Marketing expenses	25,847	12,833	13,014	101%	49,018	21,075	27,943	133%
Sales and other expenses	3,554	3,130	424	14%	6,378	4,337	2,041	47%
Personnel expense	5,752	8,527	(2,775)	(33)%	11,324	12,662	(1,338)	(11)%
General and administrative expense	2,025	1,228	797	65%	4,465	2,915	1,550	53%
Information technology expense	1,158	1,088	70	6%	2,464	2,113	351	17%
Provision for doubtful accounts receivable and contract assets	(121)	758	(879)	(116)%	86	1,593	(1,507)	(95)%
Depreciation and amortization	2,769	3,305	(536)	(16)%	5,586	6,520	(934)	(14)%
Total Operating Expenses	$40,984	$30,869	$10,115	33%	$79,321	$51,215	$28,106	55%
Net (loss) Income from operations	$1,666	$(7,312)	$8,978	(123)%	$982	$(14,164)	$15,146	(107)%
Other income (expense):
Interest income	134	128	6	5%	261	252	9	4%
Interest expense	(6,601)	(5,813)	(788)	14%	(12,830)	(11,362)	(1,468)	13%
Gain on extinguishment of PPP loan	2,009	—	2,009	N/A	2,009	—	2,009	N/A
Other (expense) income, net	915	(26)	941	(3,619)%	764	(35)	799	(2,283)%
Total other expense	(3,543)	(5,711)	2,168	(38)%	(9,796)	(11,145)	1,349	(12)%
Net loss before income taxes	(1,877)	(13,023)	11,146	(86)%	(8,814)	(25,309)	16,495	(65)%
Benefit from (provision for) income taxes	(236)	(55)	(181)	329%	(290)	(120)	(170)	142%
Net loss	$(2,113)	$(13,078)	$10,965	(84)%	$(9,104)	$(25,429)	$16,325	(64)%
	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
	($ in thousands)
Revenues, net	$42,650	$23,557	$19,093	81%	$80,303	$37,051	$43,252	117%
Revenues, net for the three and six months ended June 30, 2022 increased by $19.1 million and $43.3 million, or 81% and 117%, compared to the same periods in 2021. The increase was primarily driven by significant improvement in travel demand trends starting in fiscal 2021 and continuing through fiscal 2022, as the COVID-19 pandemic recovery continues to improve. Specifically, transactional revenues increased by $9.0 million and $25.0 million during the three and six months ended June 30, 2022, compared to the same periods in 2021. GDS incentives and other service revenues increased by $4.0 million and $7.4 million during the three and six months ended June 30, 2022, compared to the same periods in 2021. Further, Airline incentive revenues increased by $2.9 million and $6.2 million during the three and six months ended June 30, 2022, compared to the same periods in 2021.

Operating Expenses and Other (Income) Expense
	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
	($ in thousands)
Marketing expenses	$25,847	$12,833	$13,014	101%	$49,018	$21,075	$27,943	133%
Sales and other expenses	3,554	3,130	424	14%	6,378	4,337	2,041	47%
Personnel expense	5,752	8,527	(2,775)	(33)%	11,324	12,662	(1,338)	(11)%
General and administrative expense	2,025	1,228	797	65%	4,465	2,915	1,550	53%
Information technology expense	1,158	1,088	70	6%	2,464	2,113	351	17%
Provision for doubtful accounts receivable and contract assets	(121)	758	(879)	(116)%	86	1,593	(1,507)	(95)%
Depreciation and amortization	2,769	3,305	(536)	(16)%	5,582	6,520	(934)	(14)%
Interest income	(134)	(128)	(6)	5%	(261)	(252)	(9)	4%
Interest expense	6,601	5,813	788	14%	12,830	11,362	1,468	13%
Gain on extinguishment of PPP loan	(2,009)	—	(2,009)	100%	(2,009)	—	(2,009)	100%
Other (income) expense, net	(915)	26	(941)	(3,619)%	(764)	35	(799)	(2,283)%
	$44,527	$36,580	$7,947	22%	$89,117	$62,360	$26,757	43%
Marketing Expenses
Marketing expenses for the three and six months ended June 30, 2022 increased by $13.0 million and $27.9 million, or 101% and 133%, respectively, compared to the same periods in 2021. The increase was primarily driven by an increase in affiliate marketing and web advertising spend as travel demand increased during the period as the industry has been recovering from the COVID-19 pandemic.
Sales and Other Expenses
Sales and Other Expenses for the three and six months ended June 30, 2022 increased by $0.4 million and $2.0 million, or 14% and 47%, respectively, compared to the same periods in 2021. The increase was primarily driven by credit card fees associated with merchant transactions, which grew by 47% over prior period, consistent with the increase net revenue growth. Credit card fees are correlated with the volume of business to consumer sales.
Personnel Expense
Personnel expenses for the three and six months ended June 30, 2022 decreased by $2.8 million and $1.3 million, or 33% and 11%, respectively, compared to the same periods in 2021. The decrease was primarily attributable to a reduction in stock-based compensation attributed to grants with upfront vesting offered to employees in 2021. The Company did not offer any grants or units in 2022. The decrease is offset by an increase in salary cost due to the additional employees hired from Metaminds in April 2022.
General and Administrative
General and administrative expenses for the three and six months ended June 30, 2022 increased by $0.8 million and $1.6 million, or 65% and 53%, respectively, compared to the same periods in 2021. The increase was primarily attributable to an increase in audit and tax fees, professional service fees, and legal expenses incurred in preparation for the ITHAX Business Combination.

Information Technology
Information technology expenses for the three and six months ended June 30, 2022 increased by $0.1 million and $0.4 million, or 6% and 17%, respectively, compared to the same periods in 2021. The increase was primarily due to an increase in web hosting and software costs and expenses.
Provision for doubtful accounts
Provision for doubtful accounts for the three and six months ended June 30, 2022 decreased by $0.9 million and $1.5 million, or 116% and 95%, respectively, compared to the same periods in 2021. The decrease was driven by a reduction in collection times and risk of receivables not being collectable compared to the first six months of 2021, which were severely impacted by the COVID-19 pandemic.
Depreciation and amortization
Depreciation and amortization expenses for the three and six months ended June 30, 2022 decreased by $0.5 million and $0.9 million, or 16% and 14%, respectively, compared to the same periods in 2021. The decrease was primarily due to certain customer relationships and acquired technology intangible assets being fully amortized during the year ended 2021.
Interest Income
Interest income for the for the three and six months ended June 30, 2022 increased by $6 thousand and $9 thousand, or 5% and 4%, respectively, compared to the same periods in 2021. The increase was immaterial.
Interest expense
Interest expense for the three and six months ended June 30, 2022 increased by $0.8 million and $1.5 million, or 14% and 13%, respectively, compared to the same periods in 2021. The increase was driven by an increase in the Company’s outstanding debt balance as paid-in-kind interest continues to accrue towards the outstanding debt balance.
Other (income)/expense
Other income for the three and six months ended June 30, 2022 increased by $0.9 million and $0.8 million, or 3,619% and 2,283%, respectively, compared to the same periods in 2021. The decrease was primarily due the reduction in the fair value of the LBF earnout liability.
Income Taxes
	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
	($ in thousands)
Benefit from (provision for) income taxes	(236)	(55)	(181)	329%	(290)	(120)	(170)	142%
The provision for income taxes for the three and six months ended June 30, 2022 increased by $0.2 million and $0.2 million, or 329% and 142%, respectively, compared to the same periods in 2021, mainly driven by the difference in booked income in within the Indian subsidiary for the prior periods compared to the effective tax rate projected for the India subsidiary in 2022.
Our effective tax rate for 2021 was lower than the 21% federal statutory income tax rate due to the valuation allowance recorded on the net deferred tax assets, partially offset by state income taxes.
Our effective tax rate for 2020 was higher than the 21% federal statutory income tax rate because of the state income taxes and the impact of the valuation allowance release arising from the non-taxable deferred goodwill acquired through the CTS acquisition. Additionally, the valuation allowance recorded on the net deferred tax assets partially reduced the effective tax rate.

Comparison of Years Ended December 31, 2021 and 2020
We have derived this data from our consolidated financial statements included elsewhere in this prospectus. This information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period. The following tables set forth our consolidated statement of operations as well as other financial data management considers meaningful for 2021 and 2020:
	For the year ended December 31,
	2021	2020	$ Change	% Change
	($ in thousands)
Revenues, net	$93,194	$65,796	$27,398	42%
Operating expenses:
Marketing expenses	54,611	39,501	15,110	38%
Sales and other expenses	11,165	14,434	(3,269)	(23)%
Personnel expense	23,422	20,658	2,764	13%
General and administrative expense	7,455	7,736	(281)	(4)%
Information technology expense	4,058	3,255	803	25%
Provision for doubtful accounts receivable and contract assets	1,874	4,655	(2,781)	(60)%
Depreciation and amortization	12,861	11,414	1,447	13%
Total Operating Expenses	$115,446	$101,653	$13,793	14%
Loss from operations	$(22,252)	$(35,857)	$13,605	(38)%
Other income (expense):
Interest income	505	508	(3)	(1)%
Interest expense	(23,683)	(20,410)	(3,273)	16%
Gain on forgiveness of PPP loans	5,868	—	5,868	N/A
Other (expense) income, net	980	(17)	997	(5,865)%
Total other expense	(16,330)	(19,919)	3,589	(18)%
Net loss before income taxes	(38,582)	(55,776)	17,194	(31)%
Benefit from (provision for) income taxes	(323)	14,042	(14,365)	(102)%
Net loss	$(38,905)	$(41,734)	$2,829	(7)%
Revenues, net
	Year Ended December 31,
	2021	2020	$ Change	% Change
	($ in thousands)
Revenues, net.	$93,194	$65,796	$27,398	42%
Revenues, net for the year ended December 31, 2021 increased by $27.4 million or 42% from $65.8 million in 2020 to $93.2 million in 2021. The increase was primarily driven by significant improvement in travel demand trends since 2020, which was severely impacted by the COVID-19 pandemic.

Operating Expenses and Other (Income) Expense
	For the year ended December 31,
	2021	2020	$ Change	% Change
	($ in thousands)
Marketing expenses	$54,611	$39,501	$15,110	38%
Sales and other expenses	11,165	14,434	(3,269)	(23)%
Personnel expense	23,422	20,658	2,764	13%
General and administrative expense	7,455	7,736	(281)	(4)%
Information technology expense	4,058	3,255	803	25%
Provision for doubtful accounts receivable and contract assets	1,874	4,655	(2,781)	(60)%
Depreciation and amortization	12,861	11,414	1,447	13%
Interest Income	(505)	(508)	3	(1)%
Interest expense	23,683	20,410	3,273	16%
Gain on extinguishment of PPP loans	(5,868)	—	(5,868)	N/A
Other (income) expense, net	(980)	17	(997)	(5,865)%
	$131,776	$121,572	$10,204	8%
Marketing Expenses
Marketing expenses for the year ended December 31, 2021 increased by $15.1 million or 38% from $39.5 million in 2020 to $54.6 million in 2021. The increase was primarily driven by an increase in affiliate marketing and web advertising spend as travel demand increased since 2020, which was severely impacted by the COVID-19 pandemic.
Sales and Other Expenses
Sales and other expenses for the year ended December 31, 2021 decreased by $3.3 million or 23% from $14.4 million in 2020 to $11.2 million in 2021. The decrease was primarily driven by a significant decrease in chargebacks from customers as fewer cancellations were made compared to 2020, which was severely impacted by the COVID-19 pandemic.
Personnel Expense
Personnel expenses for the year ended December 31, 2021 increased by $2.8 million or 13% from $20.7 million in 2020 to $23.4 million in 2021. The increase was primarily attributable to an increase in stock-based compensation expense incurred from profit interest awards issued to the Company’s employees and an increase in employee bonuses.
General and Administrative
General and administrative expenses for the year ended December 31, 2021 decrease by $0.3 million or 4% from $7.7 million in 2020 to $7.5 million in 2021. The decrease was primarily attributable to a $0.8 million decrease in rent expense as the Company continued to decrease the amount of rental office space and employ a virtual work environment and a $0.4 million decrease in miscellaneous expenses. The decreases were partially offset by a $1.2 million increase in legal, professional, audit and tax service fees incurred as the Company prepares for the ITHAX business combination.
Information Technology
Information technology expenses for the year ended December 31, 2021 increased by $0.8 million or 25% from $3.3 million in 2020 to $4.1 million in 2021. The increase was primarily due to $1.2 million increase in web hosting, software costs and expenses, partially offset by a $0.3 million decrease in outsourced costs.

Provision for doubtful accounts
Provision for doubtful accounts for the year ended December 31, 2021 decreased by $2.8 million or 60% from $4.7 million in 2020 to $1.9 million in 2021. The decrease was driven by a reduction in collection times and risk of receivables not being collectable compared to 2020, which was severely impacted by the COVID-19 pandemic.
Depreciation and amortization
Depreciation and amortization expense for the year ended December 31, 2021 increased by $1.4 million or 13% from $11.4 million in 2020 to $12.9 million in 2021. The increase was primarily due to additional amortization expense incurred from intangible assets acquired during 2020.
Interest Income
Interest income for the year ended December 31, 2021 decreased by $3 thousand, or 1%, from $508 thousand in 2020 to $505 thousand in 2021. The decrease was immaterial.
Interest expense
Interest expense for the year ended December 31, 2021, increased by $3.3 million or 16% from $20.4 million in 2020 to $23.7 million in 2021. The increase was driven by an increase in the Company’s outstanding debt balance as paid-in-kind interest continues to accrue towards the outstanding debt balance.
Gain on extinguishment of PPP loans
Gain on extinguishment of PPP loans for the year ended December 31, 2021, increased by $5.9 million or 100% from $0.0 million in 2020 to $5.9 million in 2021. The Company received forgiveness on its PPP loans obtained in April 2020 as well as the forgiveness on the PPP loans obtained by its subsidiary in February 2021.
Other (income)/expense
The Company earned $1.0 million in other income during the year ended December 31, 2021 and incurred $17 thousand in other expense during the year ended December 31, 2020. The change was primarily due to outstanding shortfall and other fees that were waived by one of the Company’s GDS operators.
Income Taxes
	Year Ended December 31,
	2021	2020	$ Change	% Change
	($ in thousands)
Benefit from (provision for) income taxes	$(323)	$14,042	$(14,365)	(102)%
The benefit from (provision for) income taxes for the year ended December 31, 2021 decreased by $14.4 million or 102% from a $14.0 million benefit in 2020 to a $0.3 million expense in 2021.
Our effective tax rate for 2021 was lower than the 21% federal statutory income tax rate due to the valuation allowance recorded on the net deferred tax assets, partially offset by state income taxes.
Our effective tax rate for 2020 was higher than the 21% federal statutory income tax rate because of the state income taxes and the impact of the valuation allowance release arising from the non-taxable deferred goodwill acquired through the CTS acquisition. Additionally, the valuation allowance recorded on the net deferred tax assets partially reduced the effective tax rate.

Liquidity and Capital Resources
Sources of Liquidity
As of June 30, 2022, we had cash and cash equivalents totaling $10.9 million, which were held for working capital purposes, as well as restricted short-term investments of $8.5 million and $15 million available line of credit. Our cash equivalents are comprised primarily of cash checking accounts. To date, our principal sources of liquidity have been payments received from our revenue arrangements and financing arrangements with banks and financial institutions.
On December 23, 2019, the Company, entered into a financing agreement (the “TCW Agreement”) with TCW Asset Management Company LLC (“TCW”) consisting of a $150 million multi-draw term loan in aggregate, of which the first draw was for a principal amount of $95 million. Additionally, on the same day, the Company entered a revolving credit facility (‘LOC’) with an aggregate principal amount not exceeding $15 million. Undrawn balances available under the revolving credit facility are subject to commitment fees of 1%. These facilities are guaranteed by the Company and its Parent, Mondee Holdings LLC and are secured by substantially all of the assets of the Company and its Parent. No amounts on the revolving credit facility have been drawn down as of June 30, 2022 and 2021.
On February 6, 2020, the Company entered into a first amendment to the TCW Agreement and an incremental joinder with TCW for an aggregate principal amount of $55 million. On May 1, 2020, the Company entered into a second amendment with TCW, which modified the Applicable Margin of any Reference Rate Loan, or any portion thereof, to 9.50% per annum and any LIBOR Rate Loan, or any portion thereof, to 10.50%, increased from 8.50% and 9.50%, respectively, prior to the second amendment taking effect. The increase was due to the Company renegotiating the terms of the TCW Agreement as a result of the COVID-19 pandemic. In addition, the Parent issued 2.5 million of Class G Preferred units to TCW as part of the second amendment to the TCW Agreement, with an aggregate value of $6.5 million. The Company incurred $15.1 million in debt issuance cost and debt discount for the year ended December 31, 2020 related to this offering. The funds drawn from the $55 million term loan were primarily used to pay for the CTS acquisition, MS Loan, Mondee Group LLC Loan, and for other working capital purposes.
On June 22, 2021, the Company entered into a fourth amendment with TCW, which specifies that if Company does not secure $25 million in financing, or enter into a change of control agreement, by June 30, 2022 then the Company must issue 3,600,000 Class G units to TCW. In connection with the fourth amendment and in consideration thereof, the Company incurred an amendment fee of $1.8 million, which was paid in kind and added to the outstanding principal balance.
On December 31, 2021, the Company entered into a fifth amendment with TCW to increase the Applicable Margin by 1% and capitalize interest during the period of October 1, 2021 to March 31, 2022. Additionally, quarterly installments for loan repayment were deferred until June 30, 2022. The modification is only in effect through June 30, 2022, at which time the Applicable Margin will revert to the original percentages.
Beginning on April 1, 2021, 5% Payment in Kind (“PIK”) interest has been accrued on the outstanding principal balance by increasing the principal amount over the term of the loan. On July 2, 2021, the PIK interest rate decreased to 4%. The PIK rate eventually increased to 12.25% beginning October 1, 2021. The effective interest rate of the TCW Agreement for three months ended June 30, 2022, and June 30, 2021 is 15.52% and 15.48%, respectively.
On April 15, 2022, the Company entered into a sixth amendment and waiver with TCW to request to have waived certain defaults and also to make certain revisions to the TCW Agreement. The revisions pertained to updating Unadjusted EBITDA, Leverage Ratio and Fixed Charge Coverage Ratio (each as defined therein).

On July 8, 2022, the Company entered into a seventh amendment to the financing agreement to the TCW Agreement, pursuant to which, among other things, (i) TCW consented to the Business Combination, the change of the name of the Company from “ITHAX Acquisition Corp.” to “Mondee Holdings, Inc.,” and a further extension of the loan repayment schedule, and (ii) the Company agreed to execute joinders for Mondee Holdings, Inc. and Mondee Holdings II, Inc. to become borrowers under the TCW Agreement. The seventh amendment further provides that the quarterly repayment of interest and quarterly principal repayment have been extended to September 30, 2022, and Closing Date, respectively. Additionally, the amendment extended the trigger date to issue 3,600,000 of Class G units related to the consummation of the transaction to July 31, 2022. In the event the company completes the consummation of the business by or before July 31, 2022 the Company will be subject issue up to 3,000,000 in Class G units which is dependent on the aggregate amount of the loan after giving effect to the business combination. On July 17, 2022, the Company entered into an amendment to the seventh amendment to the TCW Agreement, pursuant to which, among other things, TCW consented to reduce the amount of the loans required to be prepaid at closing to $40 million. On July 18, 2022, based on the prepayment of $41,200,000 aggregate amount of the loans, the Company issued 3,000,000 Class G units to TCW.
On April 13, 2020, Mondee, Inc., was granted a loan from JP Morgan Chase Bank in the aggregate amount of $4.3 million pursuant to the PPP under the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). In January 2021, the Company was granted a Second Draw PPP Loan in the amount of $2 million. In February 2021, the Company was granted another Second Draw PPP Loan in the amount of $1.6 million. As the legal form of the PPP loan is debt, the company accounted for the loan as debt under ASC 470 Debt. In November 2021, the $1.6 million PPP loan was forgiven, and in May 2022, the $2.0 million PPP loan was forgiven. Refer to the “Impact of COVID-19” section for further details.
The Company has prepared its condensed consolidated financial statements assuming that the Company will continue as a going concern. The Company is required to make debt repayments aggregating to $15,454 and $9,128 up to June 30, 2023 and June 30, 2024, respectively. As of June 30, 2022, current liabilities are $75,282 and current assets are $60,199. Given that the Company has historically generated recurring net losses, it may be unable to make such specified debt repayments from operations when the balance is due. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
As of June 30, 2022, the Company has $10,932 of un-restricted cash and $15,000 in unused line of credit. Upon completion of the Business Combination with ITHAX in July 2022 the Company’s consolidated cash balance increased due to the PIPE investments of $70,000, cash held by ITHAX of $157, and $8,351 net of redemptions. The increase was offset by a modified debt facility with TCW Asset Management Company LLC (“TCW”) which entailed a prepayment of some of its obligations totaling $41,200 in July 2022. The Company was also required to make various payments including SPAC transaction costs incurred and deferred underwriting commissions aggregating to $28,680 upon the close of the Business Combination. Further, for the six months ended June 30, 2022, the Company generated positive cash flows from operating activities and expects to continue for the next 12 months, despite the increases in costs of operating as a public company such as recurring audit fees and legal services.
As of the date on which these condensed consolidated financial statements were available to be issued, we believe that the cash on hand, cash generated from operating activities, available line of credit, and additional investments obtained through the Business Combination will satisfy the Company’s working capital and capital requirements for at least the next twelve months and accordingly, substantial doubt about the Company’s ability to continue as a going concern is alleviated.

Cash Flow Summary for the Six Months Ended June 30, 2022 and 2021
The following table summarizes our cash flows for the periods presented:
	Six Months Ended June 30,
	2022	2021
	($ in thousands)
Net cash provided by/(used in) Operating activities	$164	$(1,810)
Net cash used in Investing activities	(3,472)	(1,809)
Net cash (used in)/provided by Financing activities	(1,094)	3,205
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(172)	(92)
Net (decrease) in cash and cash equivalents	$(4,574)	$(506)
Operating Activities
During the six months ended June 30, 2022, cash provided by operating activities was $0.2 million. The primary factors affecting our operating cash flows during this period were offset of our net loss totaling $9.1 million, by non-cash charges of $11.8 million primarily consisting of payment in kind interest expense of $6.8 million and depreciation and amortization of $5.6 million. This reduction attributable to non-cash charges were offset by a $2.0 million gain on forgiveness of Mondee’s PPP loan. Cash provided from changes in our operating assets and liabilities was $2.5 million, primarily owing to $10.2 million increase in accounts payable and $11.2 million increase in accrued expenses and other current liabilities, partially offset by a $10.2 million increase in accounts receivable, $9.0 million increase in prepaid expense and other current assets, and $4.2 million increase in contract assets.
During the six months ended June 30, 2021, cash used in operating activities was $1.8 million. The primary factors affecting our operating cash flows during this period were our net loss of $25.4 million, offset by our non-cash charges of $20.0 million primarily consisting of payment in kind interest expense of $7.2 million and depreciation, amortization of $6.5 million, and stock-based compensation expense of $3.8 million. The cash provided from changes in our operating assets and liabilities was $3.4 million, which was primarily due to a $3.3 million increase in accounts payable, $3.0 million increase in accrued expenses and other current liabilities, and a $2.1 million decrease in contract assets, partially offset by a $4.1 million increase in accounts receivable.
Investing Activities
During the six months ended June 30, 2022, cash used in investing activities was $3.5 million, which was primarily due to the purchase of property and equipment.
During the six months ended June 30, 2021, cash used in investing activities was $1.8 million, which was primarily due to the purchase of property and equipment.
Financing Activities
During the six months ended June 30, 2022, cash used in financing activities was $1.1 million, primarily for the payment of deferred offering costs related to the Business Combination.
During the six months ended June 30, 2021, cash provided by financing activities was $3.2 million, primarily due to proceeds from the Company’s PPP loan.

Cash Flow Summary for Years Ended December 31, 2021 and 2020
The following table summarizes our cash flows for the periods presented:
	Year Ended December 31,
	2021	2020
	($ in thousands)
Net cash used in Operating activities	$(15,673)	$(3,662)
Net cash used in Investing activities	(3,112)	(37,710)
Net cash provided by Financing activities	3,077	61,087
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(311)	1
Net (decrease) increase in cash and cash equivalents	$(16,019)	$19,716
Operating Activities
During the year ended December 31, 2021, operating activities used $15.7 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $38.9 million, offset by our non-cash charges of $29.7 million primarily consisting of payment in kind interest expense of $14.6 million and depreciation and amortization of $12.9 million, stock-based compensation expense of $3.9 million, partially offset by the increase in accounts receivable of $6.7 million and the forgiveness of the PPP loans of $5.9 million.
During the year ended December 31, 2020, operating activities used $3.7 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $41.7 million, offset by our non-cash charges of $22.3 million primarily consisting of depreciation and amortization of $11.4 million, non-cash interest expense of $19.6 million, $(13.9) million in benefits for deferred taxes, and bad debt expense of $4.7 million. The cash provided from changes in our operating assets and liabilities was $15.8 million, which was primarily due to $19.6 million decrease in contract assets, $11.5 million decrease in accounts receivable, $1 million decrease in prepaid expense and other current assets, and a $2.4 million increase in accrued liabilities. These amounts were partially offset by a $20 million decrease in accounts payable.
Investing Activities
During the year ended December 31, 2021, cash used in investing activities was $3.1 million, of which $4.0 million was used for the purchase of property and equipment and $0.9 million was generated from the sale of restricted short-term investments.
During the year ended December 31, 2020, cash used in investing activities was $37.7 million, of which $34.9 million was used in business acquisitions, $4.1 million was used for the purchase of property and equipment, partially offset by cash generated from the sale of restricted short-term investments of $1.5 million.
Financing Activities
During the year ended December 31, 2021, cash provided by financing activities was $3.1 million, primarily from the proceeds from the second tranche of the PPP loans of $3.8 million partially offset by the repayment of debt of $0.6 million.
During the year ended December 31, 2020, cash provided by financing activities was $61.1 million, primarily from net proceeds from the issuance of long-term debt of $55 million, proceeds from issuance of Parent units of $11.6 million, and $4.3 million proceeds from a PPP loan. These amounts were partially offset by a $6.8 million payment of a related party note, a $1.8 million payment for a loan origination fee for long-term debt, and a $1.3 million repayment of long-term debt.

Off- Balance Sheet Arrangements
We had the following Off-Balance Sheet Arrangements as of June 30, 2022 and December 31, 2021:
(In millions)	June 30, 2022	December 31, 2021
Letters of credit	$7.1	$7.3
No amount on the revolving credit facility have been drawn down as of June 30, 2022 and December 31, 2021.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.
We do not believe that inflation has had a material effect on our business, results of operations or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.
Interest Rate Risk
As of June 30, 2022, we had cash and cash equivalents of approximately $10.9 million, which consisted primarily of checking accounts, which carries a degree of interest rate risk. A hypothetical 10% change in interest rates would not have a material impact on our financial condition or results of operations due to the short-term nature of our investment portfolio.
Foreign Currency Exchange Risk
Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. All our revenue is generated in U.S. dollars. Our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations, which are primarily in the U.S. and to a lesser extent in Europe and Asia. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in currency rates.
Critical Accounting Policies and Estimates
The preparation of the condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other factors we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ materially from those estimates. Significant items subject to such estimates and assumptions include, but are not limited to, the useful lives of property and equipment, revenue recognition, allowances for doubtful accounts and customer chargebacks, the valuation of financial instruments, acquisition purchase price allocations, the valuation of intangible and other long- lived assets, income taxes, impairment of goodwill and indefinite life intangibles, capitalization of software development costs, determination of the incremental borrowing rate, and other contingencies.
The COVID-19 pandemic has created and may continue to create significant uncertainty in macroeconomic conditions, which may cause further business disruptions and adversely impact our results of operations. As a result, many of our estimates and assumptions required increased judgment and carry a higher degree of variability and volatility. As events continue to evolve and additional information becomes available, our estimates may change materially in future periods.
Deferred Offering Costs
Deferred offering costs, which consist of direct incremental legal, consulting, and accounting fees and printer costs relating to an anticipated public offering, are capitalized and will be offset against proceeds upon the consummation of the offering. As of June 30, 2022, the Company had deferred $9.0 million of deferred offering costs in prepaid assets on the condensed consolidated balance sheets. No amounts were capitalized as of December 31, 2021.
Revenues, net
Our revenues are generated by providing online travel reservation services, which principally allows travelers to book travel reservations with travel suppliers through our platforms. These services are primarily related to reservation of airline tickets. It also includes, to a lesser extent, services related to reservation of hotel accommodation, rental car, travel insurance and other travel products and services. While we generally refer to a consumer that books travel reservation services on our platforms as our customer, for accounting purposes; our customers are the travel suppliers. Our contracts with travel suppliers give them the ability to market their reservation availability without transferring responsibility to deliver the travel service to us. Therefore, we are an agent in a transaction and our revenues are presented on a net basis (that is, the amount billed to a traveler less the amount paid to a travel supplier) in the condensed consolidated statements of operations. Our revenue is earned through service fees, margins and commissions.
We earn incentives from airline companies which are recognized based on the achievement of targets set by contract, that mainly relate to the amount of airline ticket bookings that have been flown, and consequently are not subject to cancellation. We also receive incentives from our Global Distribution System (“GDS”) service providers based on the volume of segment bookings mediated by us through the GDS systems. In addition to the above travel-related revenue, we also generate revenue from incentives received from credit card companies for ancillary services based on the volume of transaction amount processed by us.
Revenue from service fee, margin and commission on sale of airline tickets is recognized when the traveler books the airline ticket as the performance obligation is satisfied by us on issuance of an airline ticket to the traveler. Revenue is recorded net of cancellation, refunds and chargebacks. In the event of cancellation of airline tickets, revenue recognized in respect of commissions and margins earned by us on such tickets is reversed and is netted off from the revenue earned during the fiscal period at the time the cancellation is made by the customers.
Revenue from commission and margin on other travel products and services is recognized when the traveler completes the reservation as our performance obligation is satisfied at that point.
Revenue relating to contracts with travel suppliers which include incentive payments from airline companies and GDS are accounted for as variable consideration when the amount of revenue to be recognized can be estimated to the extent that it is probable that a significant reversal of any incremental revenue will not occur. This revenue is recognized net of cancellations, refunds and shortfall penalty fees, as applicable, at a time when performance targets are achieved.
When an airline ticket is purchased, there is a risk of customer chargebacks including those related to fraud. We record estimates for chargebacks of our fees or margin or commission earned upon sale of airline tickets as variable consideration. We record estimates for losses related to chargebacks of the face value of tickets as an operating expense classified within sales and other expense. Reserves are recorded based on our assessment of various factors, including the amounts of actual chargeback activity during the current year.
Our ‘Rocketrip’ brand offers a corporate travel cost savings solution through its technology platform. We generate subscription and set-up revenue from customers who are provided access to our platform as software-as-a-service. Revenue is recognized over the term of the contract.
‘Tripplanet’ is an end-to-end business travel platform for small to medium sized businesses, membership organizations, associations, educational institutions, and NGOs. The platform combines New Mondee’s global content hub, marketplace, and conversational commerce engine to provide organizations discounted rates for airfare, hotels, and cars using our private platform. Individuals within these organizations can also utilize the platform for leisure travel. The platform is set up as a subscription base service where revenue is recognized over the term of the contract. Revenue from commission and margin on the travel bookings are recognized when the traveler completes the reservation as our performance obligation is satisfied.
‘Unpub’ provides consumer groups access to a subscription based private membership travel platform where they can purchase flights, reserve hotel rooms and rental cars, and receive member benefits. Revenue related to the subscription platform is recorded over the contract period. Revenue from commission and margin on the travel bookings are recognized when the traveler completes the reservation as our performance obligation is satisfied.
Income Taxes
The Company is subject to payment of federal and state income taxes in the U.S. and other forms of income taxes in other jurisdictions. Consequently, the Company determines its consolidated provision for income taxes based on tax obligations incurred using the asset and liability method. Under this method, deferred tax assets and liabilities are calculated based upon the temporary differences between the condensed consolidated financial statement and income tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, the Company believes it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods.
The Company evaluates uncertain tax positions to determine if it is more likely than not that they would be sustained upon examination. The Company records a liability when such uncertainties fail to meet the more likely than not threshold.
A U.S. shareholder is subject to current tax on “global intangible low-taxed income” (GILTI) of its controlled foreign corporations (CFCs). The Company is subject to tax under GILTI provisions and includes its CFCs income in its US income tax provision in the period the CFCs earn the income.
Recoverability of Goodwill and Indefinite and Definite-Lived Intangible Assets
Goodwill is not subject to amortization and is tested annually or more when events and circumstances indicate impairment may have occurred. In the evaluation of goodwill for impairment, we typically perform our qualitative assessment, prior to performing the quantitative analysis, to determine whether the fair value of the goodwill is more likely than not impaired. If a quantitative assessment is made we compare the fair value of the reporting unit to the carrying value and, if applicable, record an impairment charge based on the excess of the reporting unit’s carrying amount over its fair value.
We generally base our measurement of fair value of reporting units, on a blended analysis of the present value of future discounted cash flows and market valuation approach. The discounted cash flows model indicates the fair value of the reporting units based on the present value of the cash flows that we expect the reporting units to generate in the future. Our significant estimates in the discounted cash flows model include: our weighted average cost of capital; long-term rate of growth and profitability of our business; and working capital effects. The market valuation approach indicates the fair value of the business based on a comparison of the Company to comparable publicly traded firms in similar lines of business. Our significant estimates in the market approach model include identifying similar companies with comparable business factors such as size, growth, profitability, risk and return on investment and assessing comparable revenue and operating income multiples in estimating the fair value of the reporting units.
We believe the weighted use of discounted cash flows and market approach is the best method for determining the fair value of our reporting units because these are the most common valuation methodologies used within the travel and internet industries; and the blended use of both models compensates for the inherent risks associated with either model if used on a stand-alone basis.
In our evaluation of our indefinite-lived intangible assets, we typically first perform a qualitative assessment prior to performing the quantitative analysis, to determine whether the fair value of the indefinite- lived intangible asset is more likely than not impaired. An impairment charge is recorded for the excess of the carrying value of indefinite-lived intangible assets over their fair value, if necessary. We base our measurement of fair value of indefinite-lived intangible assets, which consist of trade name, using the relief- from-royalty method. This method assumes that the trade name has value to the extent that its owner is relieved of the obligation to pay royalties for the benefits received from them.
Intangible assets with definite lives and other long-lived assets are carried at cost and are amortized on a straight-line basis over their estimated useful lives of one to twenty years. We review the carrying value of long-lived assets or asset groups, including property and equipment, to be used in operations whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Factors that would necessitate an impairment assessment include a significant adverse change in the extent or manner in which an asset is used, a significant adverse change in legal factors or the business climate that could affect the value of the asset, or a significant decline in the observable market value of an asset, among others. If such facts indicate a potential impairment, we would assess the recoverability of an asset group by determining if the carrying value of the asset group exceeds the sum of the projected undiscounted cash flows expected to result from the use and eventual disposition of the assets over the remaining economic life of the primary asset in the asset group. If the recoverability test indicates that the carrying value of the asset group is not recoverable, we will estimate the fair value of the asset group using appropriate valuation methodologies which would typically include an estimate of discounted cash flows. Any impairment would be measured as the difference between the asset groups carrying amount and its estimated fair value.
Assets held for sale, to the extent we have any, are reported at the lower of cost or fair value less costs to sell.
Recent Accounting Pronouncements
See Note 2 to our condensed consolidated financial statements included elsewhere in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.